CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

ChoiceOne Financial Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)(3)	Maximum Aggregate Offering Price(2)(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rules 457(c) and 457(h)	200,000	$21.71	$4,342,000	0.0000927	$402.50
Total Offering Amounts					$4,342,000		$402.50
Total Fee Offsets(4)							$0
Net Fee Due							$402.50

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement covers such indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of common stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	The registration fee is computed in accordance with Rule 475(h) and (c) under the Securities Act of 1933. On May 25, 2022, the average of the high and low sales prices for ChoiceOne Financial Services, Inc.’s common stock reported on the NASDAQ Capital Market was $21.71 per share.

(4)	The Registrant does not have any fee offsets.